March 7, 2012

Kinderhook Partners, LP

2 Executive Drive, Suite 585

Fort Lee, New Jersey 07024

Attn: Tushar Shah

Re: Director Designation Right

Gentlemen:

Reference is hereby made to that certain Securities Purchase Agreement dated on or about the date hereof by and between Active Power, Inc., a Delaware corporation (the “Company”), Kinderhook Partners, L.P. (“Kinderhook”) and the other signatories thereto (the “Purchase Agreement”). In connection with Kinderhook’s purchase of shares of the Company’s common stock pursuant to the Purchase Agreement, the Company and Kinderhook hereby agree as follows:

1.     Board Designation Right. Effective as of the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), subject to the terms and conditions of this agreement, Kinderhook is hereby granted the right to designate one member of the Company’s board of directors (the “Board”). For the avoidance of doubt, nothing in this agreement shall require the Company or the Board to appoint the Kinderhook designee to any of the committees of the Board.

2.     Company Obligations. Subject to Section 3 below, the Company shall use its reasonable best efforts to cause to be appointed any designee of Kinderhook to the Board within 10 days after the Company receives written notice of such designation. During the term of this agreement, the Company shall use its reasonable best efforts to include the Kinderhook designee in the Company’s annual proxy statement as a nominee for election to the Board by the Company’s stockholders in any year in which such inclusion is required by the Company’s governing documents or applicable law, in accordance with such designee’s class, which will be determined by the Board in its sole discretion.

Kinderhook Partners, L.P.

March 7, 2012

3.     Board Observer Right. If during any time after the Closing and prior to the expiration of the term or earlier termination of this Agreement there is no Kinderhook designee serving as a member of the Board in accordance with this agreement, then the Company shall invite a representative of Kinderhook to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided however, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if (i) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel; (ii) access to such information or attendance at such meeting could result in disclosure of trade secrets to Kinderhook or its representative; or (iii) Kinderhook or its representative is a direct competitor of the Company. Kinderhook agrees, and any representative of Kinderhook will agree, to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to it in connection with its observer rights under this agreement, except to the extent otherwise required by law and any other regulatory process to which Kinderhook is subject.

4.     Qualifications. The Company shall not be required to appoint to the Board any designee of Kinderhook who, in the reasonable discretion of the Board, fails to qualify as an “Independent Director” under the Nasdaq Listing Rules, or the rules under any other exchange on which the Company’s shares are then being traded, or if the Kinderhook designee fails to provide the Company with the necessary documentation to make such a determination, including the timely completion of an annual director’s and officer’s questionnaire on the Company’s standard form and any other documentation as may be reasonably requested by the Company. Further, the Board shall not be required to appoint any individual to the Board about whom any disclosure would be required by the Company in its filings with the Securities and Exchange Commission pursuant to Item 401(f)(2) – (8) of Regulation S-K.

5.     Indemnification. The Kinderhook designee shall be entitled to enter into with the Company the standard form of indemnification agreement previously approved by the Board, and shall be entitled to indemnification rights and be subject to director and officer insurance protection no less favorable than other non-employee directors of the Company and in any event no less favorable than as in effect on the date hereof.

6.     Designee Acknowledgement. Any designee of Kinderhook will be required to execute an acknowledgement of this agreement in the form attached hereto as Exhibit A in order to serve as a member of the Board.

7.     Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO BY THE PARTIES ON THE DATE HEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.     Governing Law. This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as they apply to contracts entered into and to be wholly performed within the State of Delaware by residents of such state.

Kinderhook Partners, L.P.

March 7, 2012

9.     Termination. Kinderhook’s rights under this agreement shall terminate and be of no further force and effect as of the earliest to occur of the following: (i) the date that is three years following the Closing; (ii) the time at which Kinderhook no longer holds at least 12% of the outstanding capital stock of the Company; or (iii) the consummation of a merger or consolidation of the Company which would result in the transfer of voting equity securities of the Company representing more than fifty percent (50%) of all voting securities of the Company immediately prior to such transaction that is effected for purposes other than (A) the reincorporation of the Company in a different state or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor. The confidentiality provisions contained herein will survive any termination of this agreement.

[Signature page follows]

Kinderhook Partners, L.P.

March 7, 2012

Sincerely,

Active Power, Inc.

By:	/s/ Doug Milner

Name:	Doug Milner

Title:

Agreed and Acknowledged:

Kinderhook Partners, LP

By: Kinderhook GP, LLC

By:	/s/ Tushar Shah

Name: Tushar Shah

Title: Managing Member

Signature Page to Letter Agreement

Exhibit A

Designee Acknowledgement

The undersigned hereby acknowledges that the undersigned has been designated by Kinderhook Partners, L.P. (“Kinderhook”) to be appointed to the Board of Directors (the “Board”) of Active Power, Inc. (the “Company”) pursuant to that certain letter agreement between the Company and Kinderhook dated as of March 7, 2012 (the “Letter Agreement”). The undersigned hereby covenants and agrees that the undersigned will resign from the Board immediately upon the expiration of the term or termination of the Letter Agreement or at any time at which the undersigned fails to meet the qualifications described in Section 3 of the Letter Agreement, as described in the Letter Agreement.

Agreed and Acknowledged:

Print Name:	____________________________

Signature:	_____________________________